EXHIBIT 99.1

FOR IMMEDIATE RELEASE:  May 2, 2017

Aspen University Announces a Quarterly Record of 986 Enrollments in the Fourth Quarter of Fiscal 2017

Enrollments Increase 72% Y-O-Y and 20% Sequentially

NEW YORK, NY – May 2, 2017 - Aspen Group, Inc. (OTCQB: ASPU), a postsecondary education company, today announced Aspen University (“Aspen”) achieved a record 986 enrollments for the fiscal 2017 fourth quarter ending April 30, 2017, surpassing last quarter’s previous record of 825 by 20%.  From a year-over-year perspective, enrollments increased from 572 to 986 or 72%.

Aspen’s rolling six-month average cost-per-enrollment (CPE) improved by 2% year-over-year, declining from $830 to $815. Aspen’s marketing efficiency ratio (revenue-per-enrollment/cost-per-enrollment) increased year-over-year from 8.4X to 8.6X, meaning that Aspen is now projecting to earn an 8.6X return on its marketing investments. Investors are encouraged to review the Company’s most recent Form 10-Q for a further description of this projected ratio.

Aspen’s student body started 4,536 new classes during the fiscal 2017 fourth quarter, compared to 2,784 a year earlier, an increase of 63% year-over-year.  Additionally, the average tuition price for new class starts rose to $823 in Q4 FY’17, a 2% increase year-over-year from $810.

“It’s a testament to the quality of our people and our operational efficiency that our enrollments continue to rise year-over-year in the same percentage range as the increase of our marketing spend, meaning we’re continuing to scale without cost-per-enrollment degradation” said Michael Mathews, Chairman & CEO at Aspen University.

About Aspen Group, Inc. (OTCQB: ASPU)

Aspen Group, Inc. is a post-secondary education company. Aspen University’s mission is to offer any motivated college-worthy student the opportunity to receive a high quality, responsibly priced distance-learning education for the purpose of achieving sustainable economic and social benefits for themselves and their families. Aspen is dedicated to providing the highest quality education experiences taught by top-tier faculty; 57% of Aspen University’s faculty hold doctoral degrees. To learn more about Aspen, visit www.aspen.edu.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including a statement regarding Aspen’s projected return on its marketing investments. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include ineffective media and/or marketing campaigns.  Further information on our risk factors is contained in our filings with the SEC, including the Annual Report filed July 27, 2016.  Any forward-looking statement made by us herein speaks only as of the date on which it is made.  Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

Aspen Group, Inc.

Michael Mathews, CEO

914-906-9159